Exhibit 99

Puerto Rico Contact:
Michelle Balaguer,
Oriental Financial Group
(787) 771-6898

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP REPORTS RESULTS

FOR THIRD QUARTER AND NINE MONTHS ENDED MARCH 2005

SAN JUAN, Puerto Rico, April 27, 2005 – Oriental Financial Group Inc. (NYSE: OFG) today reported results for the fiscal third quarter and nine months ended March 31, 2005.

Third Quarter Summary

Net income totaled $13.1 million compared to $16.3 million in the March 2004 quarter, a decline of $3.3 million or 20.1%, while stockholders’ equity at March 31, 2005 increased 18.1%, to $338.7 million, from $286.7 million last year. On a diluted per share basis, earnings were $0.46, versus $0.64 in the March 2004 quarter, and book value per share was $10.97 at March 31, 2005, versus $9.07 a year-ago. Per share calculations are based on 7.9% more average shares and equivalents, primarily reflecting the year-ago secondary offering.

Interest income increased to $47.6 million, a $5.1 million or 12.1% increase, compared with $42.4 million in the year-ago quarter, reflecting a higher level of investments and sustained increases in loan volume. Interest expenses amounted to $27.2 million, $7.5 million or 37.9% higher, compared with $19.7 million, due to recent interest rate increases. Net interest income, after provision for loan losses, amounted to $19.8 million, a decline of approximately $2.0 million or 9.0%, from $21.7 million a year-ago. Non-interest income totaled $6.1 million, 45.5% below last year’s $11.2 million, primarily due to the absence of gains on the sale of securities as compared to the year-ago period and the lack this year of public finance investment banking business and related commissions. Non-interest expenses were $15.5 million, 3.2% higher than approximately $15.0 million last year. An income tax benefit of $2.7 million, as compared to last year’s expense of $1.6 million, includes a decrease in the amount of required tax reserves.

Net interest margin of 2.02% compared to 2.81% in the year ago quarter, reflecting increases in the Federal Reserve discount rate on borrowing costs combined with the flattening yield curve on interest income. Non-interest income was primarily affected by the Group’s current strategy of retaining most mortgage loans and investments for recurring interest income. Return on assets was 1.25% for the quarter compared to 1.93%

Exhibit 99

in the year-ago period; return on common equity was 17.67%, versus 36.35% last year; and the efficiency ratio was 57.97%, as opposed to 48.53% in the March 2004 quarter.

Year to Date Summary

Net income totaled approximately $49.0 million, a $3.4 million or 7.5% increase, compared to $45.6 million in the corresponding year-ago nine-months period. On a diluted per share basis, earnings were $1.78, compared to $1.84 last year. There were 9.8% more average shares and equivalents in the current fiscal year period. Return on assets was 1.62% for the nine months compared to 1.87% in the year-ago period; return on common equity was 23.97%, versus 35.65% last year; and the efficiency ratio was 51.03%, as opposed to 50.25% in the 2004 period.

Interest income increased $18.5 million or 15.2%, to $140.4 million, compared with $121.9 million in the year-ago period, reflecting a higher level of investments and sustained increases in loan volume. Interest expenses amounted to $73.3 million, a $16.0 million or 27.9% increase, compared with $57.3 million, due to higher interest costs from higher borrowing volume and the 175 basis point increase in the Federal Funds Rate. Net interest income, after provision for loan losses, was $64.7 million, an increase of $3.5 million or 5.7%, from $61.2 million, and net interest spread was 2.12% compared to 2.70% last year. Non-interest income totaled $28.4 million, 15.1% below last year’s $33.5 million, primarily due to fewer gains on the sale of securities and the aforementioned absence of public finance investment banking business and related commissions. Non-interest expenses were $46.2 million, 2.6% higher than approximately $45.0 million last year. An income tax benefit for the nine months of $2.0 million, compared to a year-ago tax expense of $4.1 million, includes a decrease in the amount of required tax reserves.

Commentary

“While Oriental continued to make solid progress in growing our commercial and consumer loan portfolio, revitalizing our mortgage business, and maintaining a strong level of revenues and earnings year to date, the effect of the flattening yield curve and rising borrowing rates adversely affected our net interest margin in the third quarter,” said José Rafael Fernández, President and Chief Executive Officer.

“We are responding aggressively and appropriately,” he said. “We have already put in place various strategies to speed our transition to become a more traditionally asset based bank. While the next several quarters are likely to continue to reflect this challenging rate environment, and thus earnings will continue to be lower than a year ago, we expect to remain profitable. We look forward to resumption of year over year growth in all business areas once our transition is more complete and the interest rate environment returns to normal.”

“Meanwhile, we continue to be a well-capitalized institution, with leverage capital, Tier 1 risk-based capital and total risk-based capital ratios of 10.67%, 40.94% and 41.58%, respectively, as of March 31, 2005, well in excess of regulatory requirements, and with

Exhibit 99

sufficient resources to support our banking and expansion activities in pursuit of our blueprint for growth, as well as our dividend,” Mr. Fernández said.

Key Elements of the Group’s Plan

1.	Higher loan volume, in particular an emphasis on variable rate loans, versus investment securities.

Net loans at March 31, 2005 totaled $859.0 million, a 19.6% increase from a year ago and an 11.3% increase from December 31, 2004, and are at their highest level in the past few years. Meanwhile, investment securities declined 1.4% from the December 2004 quarter, to $3.253 billion. The increase in loans reflected the March 2005 quarter purchase of $46.8 million of Puerto Rico mortgages yielding a floating rate with full recourse to the seller; 14.2% sequential quarterly growth in principally variable rate commercial loans, to a total of $124.5 million; and 7.2% sequential quarterly growth in consumer loans, to a total of $26.1 million. As of March 31, 2005, 25.1%, or $219.0 million, of the loan portfolio was variable rate, versus 7.1%, or $52.3 million, a year-ago. Among investment securities, the available-for-sale portfolio declined 4.1% from the December 2004 quarter, to $1.186 billion, and the held-to-maturity portfolio increased 1.2%, to $2.032 billion. At March 31, 2005, investments declined to 79% of interest-earnings assets, and loans equaled 21%, compared with 81% and 19%, respectively, at December 31, 2004. The Group’s objective is a 60%-40% ratio, with the majority of loans carrying variable rates.

2.	Revitalized mortgage and financial service production, and continued commercial loan production.

The Group took solid steps forward in the third quarter in revitalizing its mortgage business, increasing production 11.8% on a sequential quarterly basis, to $62.5 million. Production is expected to continue to improve, with a large backlog at March 31, 2005. This will benefit Oriental’s loan portfolio as the Group has decided to retain mortgages carrying more than 6 3/8% yields, but it plans to continue to sell all servicing rights. Oriental Financial Services, the Group’s broker-dealer subsidiary, is building its pipeline of Puerto Rico government and municipal fixed income offerings, which should generate growth in investment banking fee revenue and commission production for the balance of calendar 2005. The Group’s objective is to eventually increase non-interest income sufficient to cover at least 80% of non-interest expenses. Meanwhile, commercial loan production continued its growth during the third quarter, totaling $30.3 million, representing a 111.4% increase from the year-ago quarter and a 14.8% increase from the December 2004 quarter. Year-to-date, commercial production totaled $80.3 million, representing a 145.3% increase over the year-ago period.

3.	Increased use of longer-term, fixed-rate deposits versus shorter-term repurchase agreements, which reprice more often.

Third quarter deposits increased 12.3% from December 31, 2004, to $1.196 billion, its highest level over the past year, while borrowings declined 3.0%, its first decrease since last year. Deposits reflected 17.2% sequential quarterly growth in certificates of deposit, to

Exhibit 99

$950.9 million, primarily due to increases in 1-year CDs. Borrowings reflected a 3.5% sequential quarterly decline in repurchase agreements, to $2.256 billion. At March 31, 2005, borrowings represented 69% of interest-bearing liabilities and deposits 31%, versus 72% and 28%, respectively, at December 31, 2004. The Group’s objective is a 55%-45% ratio.

4.	Expanded branch network.

On April 18, 2005, the Group announced plans for its first two new branches and its first relocated and expanded branch in more than two years. Oriental’s objective is to expand its branch distribution network by 44%, to 33 financial service centers, from its current 23, over the next three to five years. These new offices are designed to further the Group’s growth of loans and deposits, and expansion of non-interest income from its banking, financial service and mortgage operations.

5.	Reduction of non-interest expenses.

Third quarter expenses increased, primarily due to costs associated with items of a non-recurring or limited recurring nature. These included costs for the testing phase of Sarbanes-Oxley Section 404 and the implementation of Peoplesoft enterprise software, as well as legal expenses to expedite non-performing loans into foreclosure. To offset these and other expenses, the Group is in the process of reducing costs generally over the next several quarters.

6.	Faster recovery of non-performing assets.

The Group’s credit quality continued to be strong. Net charge offs to average loans were 0.61% in the March 2005 quarter compared to 0.67% in the December 2004 quarter, non-performing assets to total assets were 0.76% compared to 0.72%, and the provision for loan loss in the March 2005 quarter was $0.7 million compared to $1.1 million in the year-ago period. During the third quarter, the Group continued its effort to accelerate foreclosure on certain, older non-performing real estate loans in order to increase recoveries and reduce loan loss provisions. This resulted in a year over year increase in net loans charged off, and an increase in foreclosed properties.

Total Financial Assets

Financial assets managed and owned totaled $7.058 billion at March 31, 2005, a 13.3% year over year increase and a 1.7% sequential decline from December 31, 2004. Total assets managed, which consist of trust and broker-dealer assets, amounted to $2.843 billion, a 2.9% year over year increase and a 5.5% sequential quarterly decrease, largely reflecting the decline in the equity markets during the March 2005 quarter from their height in the December 2004 quarter. Bank assets, which primarily consist of investment securities and loans, amounted to $4.215 billion, a 21.6% year over year increase and a 1.1% sequential quarterly increase.

Exhibit 99

About Oriental Financial Group

Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 40th year in business, Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration through wholly owned subsidiary, Caribbean Pension Consultants, Inc. The Group’s core businesses include a full range of mortgage, commercial and consumer banking services offered through 23 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.

Forward-Looking Statements

This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.

# # #

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE:OFG)

	QUARTER PERIOD				NINE-MONTH PERIOD
	31-Mar-05	31-Mar-04%		31-Dec-04	31-Mar-05	31-Mar-04%
Summary of Operations (In thousands, except per share data):

Interest Income:
Loans	$13,422	$12,538	7.1%	$13,320	$40,030	$39,572	1.2%
Investment securities	34,150	29,909	14.2%	34,597	100,405	82,325	22.0%

Total interest income	47,572	42,447	12.1%	47,917	140,435	121,897	15.2%

Interest Expense:
Deposits	7,624	7,755	-1.7%	6,905	21,047	23,058	-8.7%
Securities sold under agreements to repurchase	16,386	9,083	80.4%	14,747	42,941	26,023	65.0%
Other borrowed funds	3,152	2,853	10.5%	3,203	9,322	8,215	13.5%

Total interest expense	27,162	19,691	37.9%	24,855	73,310	57,296	27.9%

Net interest income	20,410	22,756	-10.3%	23,062	67,125	64,601	3.9%
Provision for loan losses	(660)	(1,050)	-37.1%	(1,105)	(2,465)	(3,404)	-27.6%

Net interest income after provision for loan losses	19,750	21,706	-9.0%	21,957	64,660	61,197	5.7%

Non-Interest Income:
Commissions and fees from broker,investment banking, insurance and fiduciary activities	3,348	4,357	-23.2%	3,917	10,960	13,215	-17.1%
Banking service revenues	1,828	1,820	0.4%	1,908	5,688	5,225	8.9%
Mortgage banking activities	1,073	1,946	-44.9%	3,476	6,606	6,400	3.2%

Total banking and financial services revenues	6,249	8,123	-23.1%	9,301	23,254	24,840	-6.4%
Net gain on sale of securities	444	3,327	-86.7%	2,366	6,052	9,529	-36.5%
Net gain (loss) on derivatives and other activities	(592)	(251)	135.9%	276	(858)	(872)	-1.6%

Total non-interest income	6,101	11,199	-45.5%	11,943	28,448	33,497	-15.1%

Non-Interest Expenses:
Compensation and employees’ benefits	6,618	6,381	3.7%	5,911	19,297	18,155	6.3%
Occupancy and equipment	2,466	2,465	0.0%	2,549	7,516	7,083	6.1%
Advertising and business promotion	1,487	1,919	-22.5%	2,282	5,086	6,087	-16.4%
Professional and service fees	1,837	1,382	32.9%	1,705	5,216	4,457	17.0%
Communication	377	463	-18.6%	393	1,220	1,386	-12.0%
Loan servicing expenses	401	461	-13.0%	447	1,298	1,387	-6.4%
Taxes, other than payroll and income taxes	463	455	1.8%	451	1,365	1,320	3.4%
Electronic banking charges	517	418	23.7%	500	1,532	1,199	27.8%
Printing, postage, stationery and supplies	210	270	-22.2%	226	684	859	-20.4%
Insurance, including deposit insurance	187	197	-5.1%	194	579	591	-2.0%
Other	909	586	55.1%	850	2,368	2,456	-3.6%

Total non-interest expenses	15,472	14,997	3.2%	15,508	46,161	44,980	2.6%

Income before income taxes	10,379	17,908	-42.0%	18,392	46,947	49,714	-5.6%
Income tax benefit (expense)	2,671	(1,585)	-268.5%	123	2,026	(4,143)	-148.9%

Net income	13,050	16,323	-20.1%	18,515	48,973	45,571	7.5%
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,200)	(3,601)	(2,998)	20.1%

Net income available to common shareholders	$11,850	$15,123	-21.6%	$17,315	$45,372	$42,573	6.6%

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE:OFG)

	QUARTER PERIOD				NINE-MONTH PERIOD
	31-Mar-05	31-Mar-04%		31-Dec-04	31-Mar-05	31-Mar-04%
Summary of Operations (In thousands, except per share data):

EARNINGS PER SHARE (1)
Earning per common share (basic)	$0.48	$0.68	-29.4%	$0.71	$1.86	$1.95	-4.6%

Earning per common share (diluted)	$0.46	$0.64	-28.1%	$0.68	$1.78	$1.84	-3.0%

Dividends declared per common share	$0.14	$0.13	7.7%	$0.14	$0.41	$0.38	7.9%

Average shares outstanding (1)	24,628	22,317	10.4%	24,552	24,481	21,799	12.3%
Average potential common share-options (1)	862	1,305	-34.0%	883	949	1,355	-30.0%

Total average shares outstanding and equivalents (1)	25,490	23,622	7.9%	25,435	25,430	23,154	9.8%

Common shares outstanding at end of period (1)				24,598	24,676	24,114	2.3%

Book value per common share (1)				$10.78	$10.97	$9.07	21.0%

PERFORMANCE RATIOS:
Return on assets	1.25%	1.93%	-35.1%	1.78%	1.62%	1.87%	-13.7%

Return on common equity	17.67%	36.35%	-51.4%	27.26%	23.97%	35.65%	-32.8%

Efficiency Ratio	57.97%	48.53%	19.5%	47.88%	51.03%	50.25%	1.5%

Leverage capital ratio				10.53%	10.67%	11.58%	-7.8%

Tier 1 risk-based capital				41.51%	40.94%	38.43%	6.5%

Total risk-based capital				42.23%	41.58%	39.08%	6.4%

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed				$1,770,938	$1,744,642	$1,666,052	4.7%
Broker-Dealer Assets Gathered				1,237,960	1,098,291	1,096,906	0.1%

Total Assets Managed				3,008,898	2,842,933	2,762,958	2.9%
Bank assets owned				4,168,170	4,215,285	3,466,215	21.6%

Total financial assets managed and owned				$7,177,068	$7,058,218	$6,229,173	13.3%

(1)	Data adjusted to give retroactive effect to the 10% stock dividend declared on the Group’s common stock on November 30, 2004.

	31-Dec-04	31-Mar-05	31-Mar-04%
SELECTED FINANCIAL DATA AT PERIOD-END

Cash and due from banks	$9,843	$15,214	$11,651	30.6%

Interest-earning assets:
Investments:
Short term investments	25,112	5,231	6,093	-14.1%
Trading securities	1,115	267	2,820	-90.5%
Investment securities available-for-sale, at fair value	1,237,153	1,186,430	1,381,415	-14.1%
Investment securities held-to-maturity, at amortized cost	2,008,489	2,032,519	1,233,033	64.8%
Federal Home Loan Bank (FHLB) stock, at cost	28,160	28,160	22,537	25.0%

Total investments	3,300,029	3,252,607	2,645,898	22.9%

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE:OFG)

	QUARTER PERIOD			NINE-MONTH PERIOD
	31-Mar-05	31-Mar-04%	31-Dec-04	31-Mar-05	31-Mar-04%
Summary of Operations (In thousands, except per share data):

Loans:
Mortgage loans			648,575	708,068	647,618	9.3%
Commercial loans, mainly secured by real estate			109,080	124,531	64,382	93.4%
Consumer loans			24,347	26,107	16,834	55.1%

Loans receivable, gross			782,002	858,706	728,834	17.8%
Less: deferred loan fees, net			(8,295)	(8,318)	(11,690)	-28.8%

Loans receivable			773,707	850,388	717,144	18.6%
Allowance for loan losses			(7,565)	(6,980)	(6,632)	5.2%

Loans receivable, net			766,142	843,408	710,512	18.7%
Mortgage loans held for sale			5,567	15,489	7,600	103.8%

Total loans receivable, net			771,709	858,897	718,112	19.6%

Total interest-earning assets			4,071,738	4,111,504	3,364,010	22.2%

Securities sold but not yet delivered			688	179	12,188	-98.5%
Accrued interest receivable			21,289	23,175	19,292	20.1%
Premises and equipment, net			17,571	16,933	18,653	-9.2%
Deferred tax asset, net			6,207	6,347	6,821	-6.9%
Foreclosed real estate, net			2,687	4,182	447	835.6%
Other assets			38,147	37,751	33,153	13.9%

Total assets			$4,168,170	$4,215,285	$3,466,215	21.6%

Interest-bearing liabilities:
Deposits:
Demand deposits			$158,228	$151,731	$133,286	13.8%
Savings accounts			96,658	93,947	90,613	3.7%
Certificates of deposit			811,037	950,886	833,823	14.0%

Total deposits			1,065,923	1,196,564	1,057,722	13.1%

Borrowings:
Securities sold under agreements to repurchase			2,337,826	2,256,295	1,648,339	36.9%
Advances from FHLB			300,000	301,500	310,800	-3.0%
Subordinated capital notes			72,166	72,166	72,166	0.0%
Term notes			15,000	15,000	15,000	0.0%

Total borrowings			2,724,992	2,644,961	2,046,305	29.3%

Total interest-bearing liabilities			3,790,915	3,841,525	3,104,027	23.8%

Securities purchased but not yet received			87	56	14,419	-99.6%
Accrued expenses and other liabilities			44,112	35,014	61,093	-42.7%

Total liabilities			3,835,114	3,876,595	3,179,539	21.9%

Preferred Equity			68,000	68,000	68,000	0.0%

Common Equity:
Common stock			24,601	24,676	22,164	11.3%
Additional paid-in capital			186,405	186,247	124,168	50.0%
Legal surplus			31,280	32,979	25,519	29.2%
Retained earnings			59,884	66,581	89,832	-25.9%
Treasury stock			(91)	(11)	(4,473)	-99.8%
Accumulated other comprehensive loss			(37,023)	(39,782)	(38,534)	3.2%

Total common equity			265,056	270,690	218,676	23.8%

Stockholders’ equity			333,056	338,690	286,676	18.1%

Total liabilities and stockholders’ equity			$4,168,170	$4,215,285	$3,466,215	21.6%

Number of financial centers			23	23	23

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE:OFG)

	QUARTER PERIOD				NINE-MONTH PERIOD
	31-Mar-05	31-Mar-04%		31-Dec-04	31-Mar-05	31-Mar-04%
Summary of Operations (In thousands, except per share data):

CREDIT DATA
Net charge-offs (recoveries) on loans:
Mortgage	752	40	1780.0%	1,052	$1,949	290	572%
Commercial	312	(81)	-485.2%	81	337	403	-16%
Consumer	180	749	-62.4%	267	751	1,110	-32%

Net loans charged-off	$1,244	$438	184.0%	$1,400	$3,037	$1,803	68.4%

Net charge-offs to average loans outstanding	0.61%	0.24%	154.2%	0.67%	0.50%	0.33%	51.5%

Allowance for loan losses				$7,565	$6,980	$6,632	5.2%

Allowance coverage ratios:
Allowance for loan losses to total loans				0.97%	0.81%	0.92%	-11.9%

Allowance for loan losses to non-performing loans				25.12%	21.78%	19.55%	11.4%

Allowance for loan losses to non-real estate non-performing loans				184.69%	144.99%	127.78%	13.5%

Non-performing assets summary:
Mortgage				$26,024	$27,231	$28,738	-5.2%
Commercial, mainly real estate				3,739	4,582	4,870	-5.9%
Consumer				357	232	320	-27.5%

Non-performing loans				30,120	32,045	33,928	-5.5%
Foreclosed properties				2,687	4,182	447	835.6%

Non-performing assets				$32,807	$36,227	$34,375	5.4%

Non-performing loans to total loans				3.87%	3.70%	4.68%	-20.9%

Non-performing assets to total assets				0.72%	0.76%	0.98%	-22.4%

Loan Production and Purchases Summary:
Mortgage loans production	$62,547	$76,869	-18.6%	$55,928	$172,887	$263,434	-34.4%
Mortgage loans purchased	62,470	945	100.0%	—	131,610	1,048	12458.2%

Total mortgage	125,017	77,814	60.7%	55,928	304,497	264,482	15.1%
Commercial	30,282	14,323	111.4%	26,378	80,323	32,750	145.3%
Consumer	4,508	972	363.8%	5,472	15,055	3,230	366.1%

Total loan production and purchases	$159,807	$93,109	71.6%	$87,778	$399,875	$300,462	33.1%

TAX EQUIVALENT SPREAD
Interest-earning assets	4.70%	5.24%	-10.3%	4.79%	4.83%	5.28%	-8.5%
Tax equivalent adjustment	1.06%	1.87%	-43.3%	1.11%	1.10%	1.85%	-40.5%

Interest-earning assets — tax equivalent	5.76%	7.11%	-19.0%	5.90%	5.93%	7.13%	-16.8%
Interest-bearing liabilities	2.88%	2.56%	12.5%	2.68%	2.71%	2.58%	5.0%

Tax equivalent interest rate spread	2.88%	4.55%	-36.7%	3.22%	3.22%	4.55%	-29.2%

Tax equivalent interest rate margin	3.08%	4.68%	-34.2%	3.42%	3.41%	4.65%	-26.7%

NORMAL SPREAD
Investments	4.22%	4.78%	-11.7%	4.37%	4.44%	4.62%	-3.9%
Loans	6.60%	6.81%	-3.1%	6.38%	6.57%	7.21%	-8.9%

Interest-earning assets	4.70%	5.24%	-10.3%	4.79%	4.83%	5.28%	-8.5%

Deposits	2.76%	2.91%	-5.2%	2.68%	2.68%	2.95%	-9.2%
Borrowings	2.93%	2.38%	23.1%	2.68%	2.72%	2.38%	14.3%

Interest-bearing liabilities	2.88%	2.56%	12.5%	2.68%	2.71%	2.58%	5.0%

Interest rate spread	1.82%	2.68%	-32.1%	2.11%	2.12%	2.70%	-21.5%

Interest rate margin	2.02%	2.81%	-28.1%	2.31%	2.31%	2.80%	-17.5%

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